UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

STAFFING 360 SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada	68-0680859
(State of incorporation or organization)	(I.R.S. employer identification no.)

641 Lexington Avenue, Suite 1526

New York, New York 10022

(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

Common Stock, $0.00001 par value per share	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act: None

Explanatory Note

This Registration Statement on Form 8-A is being filed to register the common stock, par value $0.00001 per share (the “Common Stock”), of Staffing 360 Solutions, Inc. (the “Company”) under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) in connection with the listing of the Common Stock on the NASDAQ Stock Market LLC. The Common Stock had been registered under Section 12(g) of the Exchange Act.

Item 1.	Description of Registrant’s Securities to be Registered.

General

On September 16, 2015, the Company filed a Certificate of Change with the Secretary of State of the State of Nevada to effect a reverse stock split of its authorized and outstanding shares of Common Stock at a ratio of 1 for 10 (the “Reverse Stock Split”) effective on September 17, 2015. The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock and 20,000,000 shares of preferred stock, par value $0.00001.

Common Stock

The board of directors of the Company (the “Board”) may declare, and the Company may pay, dividends (payable in cash, property or shares of the Company’s capital stock) on the Company’s outstanding shares of capital stock, subject to the provisions of the Articles of Incorporation of the Company, as amended (the “Articles of Incorporation”) and pursuant to applicable law.

Holders of Common Stock shall be entitled to cast one vote for each share held at all stockholders’ meetings for all matters on which stockholders may vote. The Common Stock does not have cumulative voting rights. The stockholders of the Company may remove a member of the Board by the affirmative vote of sixty-six and two-thirds percent (66 2/3%) of the issued and outstanding stock entitled to vote. The stockholders of the Company may alter, amend, repeal or remove any Bylaw only by the affirmative vote of sixty-six and two-thirds percent (66 2/3%) of the stockholders entitled to vote at a meeting of the stockholders.

Holders of Common Stock do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights related to the Common Stock.

Holders of Common Stock are entitled to share ratably in all of the Company’s assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of the Company’s affairs;

Preferred Stock

Except the fact that the number of shares of Common Stock issuable to the holders of Series A Preferred Stock upon redemption or conversion of the Series A Preferred Stock shall be adjusted to reflect the Reverse Stock Split, the description of the Series A Preferred Stock is the same as the description in Item 5.03 of the Company’s Form 8-K, filed with the Securities and Exchange Commission on June 4, 2015, and is hereby incorporated by reference herein.

Item 2.	Exhibits.

The following exhibits have been filed as exhibits to the Registration Statement and are incorporated by reference:

Exhibit No.	Description

3.1	Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1, filed with the SEC on September 2, 2010).
3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on August 4, 2014).
3.3

Certificate of Amendment to Articles of Incorporation filed with the Nevada Secretary of State on March 16, 2012 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on March 20, 2012).

3.4

Certificate of Amendment to Articles of Incorporation filed with the Nevada Secretary of State on March 4, 2013 (incorporated by reference to Exhibit 3.4 to the Company’s Annual Report on Form 10-K, filed with the SEC on July 31, 2015).

3.5

Certificate of Amendment to Articles of Incorporation filed with the Nevada Secretary of State on June 28, 2013 (incorporated by reference to Exhibit 3.5 to the Company’s Annual Report on Form 10-K, filed with the SEC on July 31, 2015).

3.6

Certificate of Designations, Preferences and Rights of Series A Preferred Stock filed with the Nevada Secretary of State on May 29, 2015 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on June 4, 2015).

3.7	Certificate of Change filed with the Nevada Secretary of State on September 16, 2015 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on September 17, 2015).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

STAFFING 360 SOLUTIONS, inc.

By:	/s/ Brendan Flood
Brendan Flood
Executive Chairman

Dated: September 28, 2015